Exhibit 10.10

SAIC, INC.

AMENDMENT TO

2006 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This Amendment, effective as of March 22, 2012 amends each outstanding Performance Share Award Agreement (each, an “Agreement”) between SAIC, Inc. and Recipient.

The provisions of each Agreement that are not amended by this Amendment shall remain unchanged and in full force and effect in accordance with the terms thereof. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

Section 4 of each Agreement is hereby amended to add the following new paragraph immediately following the existing text of Section 4:

“If the Company pays any cash dividends on its common stock, Recipient will be entitled to receive an amount in cash (less any required withholding for taxes) equal to the value of such cash dividends that would have been paid on Shares earned under this Agreement if such Shares had been outstanding as of the record date for such dividends declared on or after the Grant Date and prior to the issuance date of the Shares (“Dividend Equivalents”). Such Dividend Equivalents will be will be retained by the Company (without interest) and paid in cash when, and if, and to the extent that Shares are earned and issued based on the achievement of the Performance Goals. To the extent that Recipient has elected to defer receipt of the Shares in accordance with the terms of the applicable non-qualified deferral plan, payment of Dividend Equivalents with respect to such Shares will be subject to the terms and conditions of such plan. The right to Dividend Equivalents will cease and be forfeited upon the forfeiture and cancellation of this Performance Share Award.”

March 2012